                                                                 Exhibit 5.1
                                OPINION AS TO LEGALITY


                                  February 17, 1999



TRO Learning, Inc.
Suite 555
1721 Moon Lake Boulevard
Hoffman Estates, Illinois 60194

          Re:  1,828,470 Shares of Common Stock, $0.01 par
               value, of TRO Learning, Inc.
               ----------------------------
Dear Sir or Madam:

          We refer to the Registration Statement on Form S-3, filed by TRO Learning, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 1,828,470 shares of Common Stock, $0.01 par value (the "Shares"), of the Company.

          As set forth in the Registration Statement, the Shares are issuable by the Company upon (i) conversion by the holders of the Company's Series C Convertible Preferred Stock (into common stock of the Company) and (ii) issued pursuant to that certain Series C Convertible Preferred Stock Purchase Agreement among the Company, KA Investments, LDC, Gary S. Kohler, First Trust National Association TTEE FBO Gary Kohler IRA, Industricorp & Co., Inc. FBO Twin City Carpenters Pension Plan, and Stark International (the "Purchase Agreement").

          Based on the foregoing, we are of the opinion that:

          Assuming the conversion mechanics of the Convertible Preferred Stock have been properly completed and the terms and preconditions to conversion as set forth in the Certificate of Designations of Series C Convertible Preferred Stock filed on January 13, 1999 with the Secretary of State of the State of Delaware and the exercise mechanics set forth in the Warrants have been satisfied, the Shares will be legally issued, fully paid and non-assessable when the Shares shall have been delivered to the purchasers thereof against payment of the agreed consideration therefore.

          We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Shares.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                              Very truly yours,

                              /s/ Winston & Strawn

                              WINSTON & STRAWN